Contacts:

Laurence S. Levy, Chief Executive Officer

Edward Levy, President

Hyde Park Acquisition Corp. II

212-644-3450

FOR IMMEDIATE RELEASE

HYDE PARK ACQUISITION CORP. II COMPLETES

INITIAL PUBLIC OFFERING

New York, NY, August 7, 2012 – Hyde Park Acquisition Corp. II (NASDAQ: HPAC) (the “Company”) announced today that it has completed its initial public offering of 7,500,000 shares of common stock. The shares were sold at an offering price of $10.00 per unit, generating gross proceeds of $75,000,000 to the Company. In addition, the Company has granted the underwriters a 45 day over-allotment option to purchase up to an additional 1,125,000 shares. Deutsche Bank Securities Inc. acted as the sole book-running manager of the initial public offering. EarlyBirdCapital, Inc. served as a co-manager. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, Prospectus Group/Mail Room, New York, New York 10005, (800) 503-4611, or email: prospectus.cpdg@db.com.

The Company has deposited $78,750,000 (including $6,937,500 from a private placement of 693,750 shares of common stock to the Company’s sponsors), or $10.50 per share, into a trust account maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the trust account except under certain limited circumstances as described in the prospectus relating to the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Hyde Park Acquisition Corp. II is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company intends to focus its search for target businesses in the United States operating in various industries including infrastructure, logistics and distribution and manufacturing.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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